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                  FINAL TERMS NO: 1641 DATED 18 SEPTEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$155,000,000 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010,
    CURRENTLY TOTALING A$1,004,000,000 (A$1,002,000,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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
1.   (i)   Issuer:                           Queensland Treasury Corporation

     (ii)  Guarantor:                        The Treasurer on behalf of the Government of Queensland

2.         Benchmark line:                   2010
                                             (to be consolidated and form a single series with QTC
                                             5.5% Global A$ Bonds due 14 May, 2010, ISIN US748305F57)

3.         Specific Currency or Currencies:  AUD ("A$")

4.   (i)   Issue price:                      100.158%

     (ii)  Dealers' fees and commissions     No fee or commission is payable in respect of the issue
           paid by Issuer:                   of the bond(s) described in this Pricing Supplement.
                                             Instead, QTC pays fees and commissions in accordance
                                             with the procedure described in the QTC Offshore and
                                             Onshore
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
                                             Fixed Interest Distribution Group Operational
                                             Guidelines.

5.         Specified Denominations:          A$1,000

6.   (i)   Issue Date:                       21 September 2006

     (ii)  Record Date:                      6 May/6 November. Security will be ex-interest on and
                                             from 7 May/7 November

     (iii) Interest Payment Dates:           14 May/14 November

7.         Maturity Date:                    14 May 2010

8.         Interest Basis:                   5.5 per cent Fixed Rate

9.         Redemption/Payment Basis:         Redemption at par

10.        Change of Interest Basis or       Not Applicable
           Redemption/Payment Basis:

11.  (i)   Status of the Bonds:              Senior and rank pari passu with other senior, unsecured
                                             debt obligations of QTC

     (ii)  Status of the Guarantee:          Senior and ranks pari passu with all its other unsecured
                                             obligations

12.        Method of distribution:           Non-syndicated
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                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

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
13.        Fixed Rate Note Provisions
           Applicable

     (i)   Rate(s) of Interest:              5.5 percent per annum payable semi-annually in arrears

     (ii)  Interest Payment Date(s):         14 May and 14 November in each year up to and including
                                             the Maturity Date

     (iii) Fixed Coupon Amount(s):           A$27.50 per A$1,000 in nominal amount

     (iv)  Determination Date(s):            Not Applicable

     (v)   Other terms relating to the       None
           method of calculating interest
           for Fixed Rate Bonds:
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                        PROVISIONS RELATING TO REDEMPTION

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
14.        Final Redemption Amount:          A$1,000 per bond of A$1,000 Specified Denomination

15.        Early Redemption Amount(s)        Not Applicable
           payable on redemption for
           taxation reasons or on event of
           default and/or the method of
           calculating the same:
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                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

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
16.        Form of Bonds:                    Permanent Global Note not exchangeable for Definitive
                                             Bonds

17.        Additional Financial Centre(s)    Not Applicable
           or other special provisions
           relating to Payment Dates:

18.        Talons for future Coupons or      No
           Receipts to be attached to
           Definitive Bonds (and dates on
           which such Talons mature):

19.        Other terms or special            Not Applicable
           conditions:
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                                  DISTRIBUTION

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
20.  (i)   If syndicated, names and          Not Applicable
           addresses of Managers and
           underwriting commitments:

     (ii)  Date of Dealer Agreement:         18 September 2006  (the "Trade Date")

     (iii) Stabilizing Manager(s) (if any):  Not Applicable

21.        If non-syndicated, name and       The Toronto Dominion Bank
           address of relevant Dealer:       Level 24
                                             9 Castlereagh Street
                                             Sydney NSW 2000

22.        Whether TEFRA D or TEFRA C        TEFRA Not Applicable
           rules applicable or TEFRA rules
           not applicable:

23.        Additional selling restrictions:  Not Applicable
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LISTING APPLICATION

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This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: _____________________________
           Duly authorized

                           PART B - OTHER INFORMATION

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
1.    LISTING
(i)   Listing:                 Bourse de Luxembourg.

(ii)  Admission to trading:    Application has been made for the bonds to be
                               admitted to trading on the regulated market of the
                               Bourse de Luxembourg with effect from the Issue
                               Date.
2.    RATINGS
      Ratings:                 The bonds to be issued have been rated:

                               S&P: AAA
                               Moody's: Aaa

                               An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                               Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                               A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.
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3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.



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4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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
(i)      Reasons for the Offer:                       See "Use of Proceeds" section in the prospectus supplement.

(ii)     Estimated net proceeds:                      Not Applicable.

(iii)    Estimated total expenses:                    Not Applicable.

5.       YIELD
         Indication of yield:                         6.05%

                                                      Calculated as 7 basis points less than the yield on the
                                                      equivalent A$ Domestic Bond issued by the Issuer under its
                                                      Domestic A$ Bond Facility on the Trade Date.

                                                      The yield is calculated on the Trade Date on the basis of the
                                                      Issue Price.  It is not an indication of future yield.

6.       OPERATIONAL INFORMATION
(i)      ISIN Code:                                   US748305BF57

(ii)     Common Code:                                 21354040

(iii)    CUSIP Code:                                  748305BF5

(iv)     Any clearing system(s) other than            Not Applicable
         Depositary Trust Company, Euroclear Bank
         S.A./N.V. and Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)      Delivery:                                    Delivery free of payment

(vi)     Names and addresses of additional Paying     Not Applicable
         Agent(s) (if any):
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